Exhibit 99.1

October 28, 2008
Quarterly Report
Third Quarter 2008

For the third quarter of 2008, we reported a $1.36 million profit, compared with $1.67 million for the third quarter of 2007, a decline of 18.8%. On a year to date basis, earnings for the nine months ended September 30, 2008, were $4.03 million as compared to the $5.15 million earned through September 30, 2007. This represented a 21.6% drop in earnings on a year to date basis. Assets totaled $636.7 million on September 30, 2008, a 4.0% increase over the September 30, 2007 $612.0 million figure.

Total loans have increased from $418.8 million at the end of June 30, 2008 to $421 million at the end of September 30, 2008. While we do not know that this trend will continue considering the economy, we are pleased by this increase in loan demand. The global, national, and regional economies have certainly undergone dramatic changes since our last quarterly report. As we have all been made aware by the media, the economy is slipping into what is now defined as a recession, and the ultimate question remains as to how long it will last and how deep it will be.

The markets that Kentucky Bank serves are certainly impacted by these times, as well. Home sales continue to slide, retail sales are on the decline, and unemployment numbers continue to increase. The management of the bank continues to be very aggressive in working on credit issues as they arise. As a prudent bank, it is imperative that we take this posture during these uncertain economic times.

Additionally, this is an environment in which we should take aggressive steps to control our expenses, as we prepare our budget for 2009. Along those lines, management has made a decision to terminate our Defined Benefit Plan as of December 31, 2008. These plans have become expensive to administer and because regulations relating to these plans have become so burdensome, we concluded it to be in the long term best interest of the bank, the shareholders, and the employees to terminate the plan. Our estimates anticipate that we will save approximately $4 million over a ten year period as a result.

We always want to ensure that our bank is positioned to accommodate future growth when the economy does rebound. Along those lines, I am happy to say that progress is being made on the construction of our new Nicholasville office. We are coming in on budget, and may have this office on line prior to our anticipated date in the early spring. As always, we continue to look at new products and services, as well as focusing on the delivery of premier customer service. By continuing to add value to our banking customer relationships, we will provide the appropriate return to our shareholders.

It is with very mixed emotions that we are announcing, as of January 2009, Chairman Buckner Woodford IV has decided to retire. However, we are fortunate to have him continue in his position as Chairman of the Board. Buck's vision and leadership through the last 37 years have helped contribute to the growth and profitability of the bank. Without question, Buck's tenure at Kentucky Bank has proven to be of tremendous benefit to our customers and our shareholders. He will now have the opportunity to pursue other activities with that same energy and insight. Beyond that, I personally want to thank Buck for all that he has done for Kentucky Bank and Kentucky Bancshares, and I look forward to his continued advice and counsel as we move forward.

As always, we appreciate your support and confidence.

/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      9/30/2008          9/30/2007           Change
Assets
  Cash & Due From Banks                             $  14,191,970      $  13,420,164           5.8%
  Securities                                          145,135,199        125,596,032          15.6
  Loans Held For Sale                                      40,000            254,400         -84.3
  Loans                                               420,552,066        423,130,006          -0.6
  Reserve for Loan Losses                               5,757,658          4,781,278          20.4
    Net Loans                                         414,794,408        418,348,728          -0.8
  Federal Funds Sold                                   14,676,000          9,188,000          59.7
  Other Assets                                         47,841,582         45,182,566           5.9
     Total Assets                                    $636,679,159       $611,989,890           4.0%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  93,859,909      $  87,409,373           7.4%
    Savings & Interest Checking                       145,482,377        132,269,814          10.0
    Certificates of Deposit                           232,236,700        243,097,465          -4.5
      Total Deposits                                  471,578,986        462,776,652           1.9
  Repurchase Agreements                                 8,656,381         11,506,568         -24.8
  Other Borrowed Funds                                 95,173,186         73,058,675          30.3
  Other Liabilities                                     5,558,139          7,156,770         -22.3
    Total Liabilities                                 580,966,692        554,498,665           4.8
  Stockholders' Equity                                 55,712,467         57,491,225          -3.1
    Total Liabilities & Stockholders' Equity         $636,679,159       $611,989,890           4.0%


CONSOLIDATED INCOME STATEMENT
                                                Nine Months Ending                  Three Months Ending
                                                                 Percentage                             Percentage
                                       9/30/2008     9/30/2007     Change    9/30/2008     9/30/2007      Change
Interest Income                       $26,716,449   $29,641,511      -9.9%  $ 8,788,176   $ 9,801,190     -10.3%
Interest Expense                       11,682,880    14,374,892     -18.7     3,688,165     4,653,672     -20.7
  Net Interest Income                  15,033,569    15,266,619      -1.5     5,100,011     5,147,518      -0.9
Loan Loss Provision                     1,500,000       650,000     130.8       600,000       330,000      81.8
  Net Interest Income After Provision  13,533,569    14,616,619      -7.4     4,500,011     4,817,518      -6.6
Other Income                            6,011,025     5,981,218       0.5     1,976,361     2,043,727      -3.3
Other Expenses                         14,352,348    13,539,146       6.0     4,736,201     4,590,720       3.2
  Income Before Taxes                   5,192,246     7,058,691     -26.4     1,740,171     2,270,525     -23.4
Income Taxes                            1,157,308     1,909,038     -39.4       383,821       600,577     -36.1
  Net Income                          $ 4,034,938   $ 5,149,653     -21.6   $ 1,356,350   $ 1,669,948     -18.8
Net Change in Unrealized Gain (loss)
  on Securities                        (1,589,827)     (111,999)  -1319.5      (739,557)    1,268,265    -158.3
  Comprehensive Income                $ 2,445,111   $ 5,037,654     -51.5%  $   616,793   $ 2,938,213     -79.0%

Selected Ratios
  Return on Average Assets                  0.85%         1.08%                   0.85%         1.08%
  Return on Average Equity                   9.3          12.2                     9.4          12.0

  Earnings Per Share                      $ 1.44        $ 1.80                  $ 0.49        $ 0.58
  Earnings Per Share - assuming dilution    1.44          1.79                    0.49          0.58
  Cash Dividends Per Share                  0.84          0.81                    0.28          0.27
  Book Value Per Share                     20.28         20.15

  Market Price                         High        Low         Close
    Third Quarter '08                  $27.25      $24.00      $26.00
    Second Quarter '08                 $30.00      $27.00      $27.25